Exhibit 3.1

Statuts de RELIEF THERAPEUTICS Holding SA (Ltd./AG)	Articles of Association of RELIEF THERAPEUTICS Holding SA (Ltd./AG)

I. Raison sociale, siège, durée et but	I. Company, Location, Duration, Purpose

Article 1 Raison sociale, siège et durée	Article 1 Company Name, Registered Seat and Duration

1 Sous la raison sociale

RELIEF THERAPEUTICS Holding SA

(RELIEF THERAPEUTICS Holding Ltd.)

(RELIEF THERAPEUTICS Holding AG)

il existe une société anonyme qui est régie par le titre 26 du Code Suisse des Obligations (CO) et par les présents Statuts, avec siège à Genève, Canton de Genève (la “Société”).

1 Under the name

RELIEF THERAPEUTICS Holding SA

(RELIEF THERAPEUTICS Holding Ltd.)

(RELIEF THERAPEUTICS Holding AG)

there exists a share corporation as defined in title 26 of the Swiss Code of Obligations (CO) and in these Articles of Association with its registered office in Geneva, canton of Geneva (the “Company”).

2 La durée de la Société est indéterminée.	2 The duration of the Company is unlimited.

Article 2 But	Article 2 Purpose

1 La Société a pour but la recherche, le développement, la production et la vente de produits dans les domaines de la biotechnologie, de la pharmacie, du diagnostic, de la thérapie ainsi que l’achat, la vente et l’exploitation de brevets et de licences dans ce domaine. La Société peut s’engager dans tous types de transactions qui semblent appropriées pour promouvoir le but de la Société ou qui y sont liées, y compris l’acquisition, la détention, la gestion, l’aliénation et le financement de participations directes ou indirectes dans des sociétés de toute sorte en Suisse et à l’étranger, en particulier dans le domaine de la fourniture de services précliniques, cliniques et règlementaires, ainsi que pour la conception économique et scientifique d’approches et de solutions concernant le traitement de maladies, d’indications médicales et de traitement thérapeutiques.	1 The purpose of the Company is to research, develop, produce and sell products in the fields of biotechnology, pharmaceutical, diagnosis, therapy as well as to purchase, sell and use patents and licenses in this field. The Company may engage in all types of transactions that appear appropriate to promote the purpose of the Company or that are related thereto, including the acquisition, the holding, the management, the sale and the financing of direct and indirect participations in enterprises of all kind in Switzerland or abroad, in particular in the field of rendering preclinical, clinical and regulatory services and in the economic and scientific development of new therapeutic concepts and solutions for the treatment of diseases, medical indications and therapeutic treatments.

2 La Société peut s’engager dans toute autre activité commerciale, financière ou autre, susceptible de favoriser le but de la Société ou qui sont en rapport direct ou indirect avec son but social. Elle peut en particulier accorder des prêts, des garanties et toute sorte de sûretés, ainsi que fournir toute autre forme de financement afin de garantir des obligations de sociétés du groupe.	2 In addition, the Company may engage in any other commercial, financial or other activities, which are suitable to favour the purpose of the Company or which are directly or indirectly related to the purpose of the Company. Particularly, the Company may grant loans, guarantees and other kinds of financing and securing for companies of the group.

3 La Société peut créer des succursales et des filiales en Suisse et à l’étranger, prendre des participations dans d’autres sociétés et gérer, exploiter et aliéner des immeubles et des droits de propriété intellectuelle en Suisse ou à l’étranger.	3 The Company may establish branches and subsidiaries within Switzerland or abroad and may acquire participations in other companies and manage, exploit and sell real estate and intellectual property rights in Switzerland or abroad.

II. Capital-actions, titres d’actions et registre des actions	II. Share Capital, shares and share register

Article 3 Capital-actions	Article 3 Share Capital

1 Le capital-actions de la Société s’élève à CHF 44’133’346.17, divisé en 4’413’334’617 actions nominatives d’une valeur nominale de CHF 0.01 chacune. Le capital-actions est entièrement libéré.	1 The share capital of the Company amounts to CHF 44’133’346.17, divided into 4’413’334’617 registered shares with a par value of CHF 0.01 each. The shares are fully paid up.

[Supprimé]	[Deleted]

Article 3a Capital-actions autorisé	Article 3a Authorized share capital

[Supprimé]	[Deleted]

Article 3abis Capital-actions autorisé	Article 3abis Authorised share capital

1 Le conseil d’administration est autorisé à augmenter le capital-actions d’un montant maximum de CHF 6’564’970.92 en tout temps mais jusqu’au 17 juin 2023 au plus tard, par l’émission d’un maximum de 656’497’092 d’actions nominatives d’une valeur nominale de CHF 0.01 chacune, devant être entièrement libérées. Une augmentation par paiements partiels est autorisée. De plus, dans les limites des art. 659 ss du Code des obligations suisse, une augmentation par nouvelle souscription d’actions par la Société pour offre subséquente à des actionnaires ou à des tiers, ou pour placement auprès de ceux-ci, est autorisée. Après leur acquisition, les nouvelles actions nominatives font l’objet des restrictions de transfert énoncées à l’article 5 des statuts. Le conseil d’administration fixe le montant de l’émission, la date du droit au dividende et le type d’apport. Le conseil d’administration peut émettre de nouvelles actions par le biais d’une prise ferme ou tout autre moyen par une ou plusieurs banques suivie par une offre aux actionnaires ou à des tiers. Le Conseil d’ administration est autorisé à autoriser, à restreindre ou à refuser l’échange de droits de souscription. Le conseil d’administration peut laisser les droits de souscription non exercés s’éteindre ou peut placer ceux-ci ou les actions nominatives, auxquelles des droits de souscription sont conférés, mais non exercés, sur le marché aux conditions du marché ou les utiliser autrement dans l’intérêt de la Société.	1 The Board of Directors is authorized, at any time until 17 June 2023, to increase the share capital by a maximum amount of CHF 6’564’970.92, by issuing up to 656’497’092 registered shares to be fully paid up with a par value of CHF 0.01 each. An increase in partial amounts is permitted. Furthermore, within the limits of Article 659 and ss. of the Swiss Code of Obligations, an increase by original subscription of shares by the Company for the purpose of subsequent offers to shareholders or third parties or distribution among them is permitted. The new registered shares, after their acquisition, will be subject to restrictions on entry into the share register as set out in Article 5 of the articles of association. The Board of Directors will determine the appropriate issue price, the date of dividend entitlement and the way of contribution. The Board of Directors may issue new shares by means of underwriting or in any other manner by one or more banks and subsequent offer to shareholders or third parties. The Board of Directors is authorized to permit, to restrict or to deny the trade of subscription rights. The Board of Directors may forfeit unexercised subscription rights, or it can distribute these or the shares for which subscription rights have been granted but not exercised at market conditions or otherwise use them in the interest of the Company.

2 Le conseil d’administration est habilité à restreindre ou à exclure les droits de souscription des actionnaires et à l’attribuer à des tiers, ou à la Société, en cas d’utilisation des actions : (1) pour l’acquisition d’entreprises, de parties d’entreprises ou de participations, pour l’acquisition de produits, de propriété intellectuelle ou de licences, ou pour des projets d’investissement ou pour le financement ou le refinancement de telles transactions par le biais d’un placement d’actions; ou (2) dans le but d’élargir le cercle des actionnaires ou dans le cadre d’une cotation d’actions sur des bourses nationales ou étrangères; ou (3) pour la participation de collaborateurs, de membres du Conseil d’administration et de consultants de la Société ou de ses filiales conformément à un ou plusieurs règlements adoptés par le conseil d’administration; ou (4) dans le cadre d’une offre de titres destinée à couvrir l’option “green shoe” (option de répartition des excédents) accordée à une ou plusieurs banques ; ou (5) pour des projets d’investissement et/ou des instruments financiers utilisés sur les marchés des capitaux nationaux ou internationaux; ou (6) pour lever des capitaux de manière rapide et flexible, ce qui serait difficilement réalisable sans l’exclusion des droits de souscription statutaires des actionnaires existants; ou (7) pour d’autres justes motifs au sens de l’article 652b para. 2 du Code Suisse des Obligations.	2 The Board of Directors is entitled to restrict or exclude the subscription rights of shareholders and to allocate them to third parties, or to the Company, in the event of the use of shares: (1) for the acquisition of companies, parts of companies or participations, for the acquisition of products, intellectual property or licenses, or for investment projects or for the financing or refinancing of such transactions through a placement of shares; or (2) for the purpose of broadening the shareholder constituency or in connection with a listing of shares on domestic or foreign stock exchanges; or (3) for the participation of employees, members of the Board of Directors and consultants of the Company or its subsidiaries in accordance with one or more regulations adopted by the Board of Directors; or (4) in connection with an offering of securities in order to cover the green shoe option (surplus allocation option) granted to one or more banks; or (5) for investment projects and/or financial instruments which are used in national or international capital markets, or (6) for raising capital in a fast and flexible manner, which would hardly be achievable without the exclusion of the statutory subscription rights of the existing shareholders; or (7) for other valid grounds pursuant to Article 652b para. 2 Swiss Code of Obligations.

3 Si dans le cadre de rachats d’entreprises, de parts d’entreprises ou de participations, ou de nouveaux projets d’investissement, des engagements sont contractés en vue de servir les intérêts d’emprunts convertibles, de prêts ou d’autres instruments financiers similaires, le conseil d’administration peut émettre de nouvelles actions afin de remplir les engagements de livraison correspondants, les droits de souscription des actionnaires étant dans ce cas exclu.	3 If the Company assumes commitments to serve convertible bonds, loans or similar financial instruments in the context of acquisitions of businesses, business divisions or participations, or of investment projects, the Board of Directors is entitled to issue new shares under exclusion of the subscription rights of shareholders in order to fulfil the corresponding delivery obligations.

Article 3b Capital-actions conditionnel	Article 3b Conditional share capital

1 Le capital-actions de la Société est augmenté par l’émission d’un maximum de 108’769’814 actions nominatives d’une valeur nominale de CHF 0.01 chacune et devant être entièrement libérées, pour un montant nominal de CHF 1’087’698.14, en cas d’exercice de droits d’option octroyés à des employés, des membres du conseil d’administration et des conseillers de la Société ou de ses filiales. En cas d’émission d’actions, d’options ou de droits de souscription connexes, le droit de souscription ainsi que le droit de souscription préférentiel des actionnaires de la Société sont exclus. Les droits d’option pour des employés, des membres du conseil d’administration et des conseillers sont octroyés par la Société. Le conseil d’administration fixe les conditions d’option, telles que le montant d’émission, la date du droit au dividende et le type d’apport dans le cadre de règlements. L’acquisition des actions nominatives par le biais de l’exercice de droits d’option ainsi que tout transfert subséquent des actions nominatives font l’objet des restrictions de transfert énoncées à l’article 5 des statuts.	1 The share capital of the Company may be increased by the issuance of up to 108’769’814 registered shares to be fully paid up, each with a par value of CHF 0.01 to the nominal value of CHF 1’087’698.14 through the exercise of options granted to employees, members of the Board of Directors and consultants of the Company or its subsidiaries. The subscription rights and preemptive rights of the shareholders of the Company are excluded in connection with the issuance of any shares, options or subscription rights thereof. The option rights for employees, members of the Board of Directors and consultants are issued by the Company. The terms of the options, such as the issue price of the shares, date of dividend entitlement and way of contribution are determined by the Board of Directors in the context of regulations. The acquisition of registered shares through the exercise of option rights and the subsequent transfer of registered shares are subject to the registration restrictions of Article 5 of the Articles of Association.

2 Le capital-actions de la Société est augmenté par l’émission d’un maximum de 1’563’000’000 d’actions nominatives d’une valeur nominale de CHF 0.01 chacune et devant être entièrement libérées, pour un montant nominal maximum de CHF 15’630’000.00, en cas d’exercice de droits de conversion ou d’option, qui ont été octroyés aux personnes légitimées en rapport avec l’émission d’emprunts ou d’instruments financiers semblables, ou de prêts par la Société ou de ses filiales et qui donne le droit à une conversion en actions, ou de droits d’option qui ont été octroyés aux actionnaires existants et/ou de nouveaux actionnaires dans le cadre d’augmentations de capital. Les droits de souscription des actionnaires sont exclus. Les conditions d’exercice des droits de conversion et/ou d’option, le montant d’émission et la date du droit au dividende seront déterminés par le conseil d’administration. Le conseil d’administration peut limiter ou exclure les droits de souscription préférentiels des actionnaires: (1) pour le financement ou le refinancement de l’acquisition d’entreprises, de parties d’entreprises, de participations ou d’investissements; (2) pour le financement ou le refinancement de la Société ou de ses filiales; (3) pour l’émission d’emprunts convertibles ou à option dans le but de placements sur les marchés des capitaux nationaux ou internationaux pour l’élargissement stratégique du cercle d’investisseurs, y compris le placement auprès d’un ou de plusieurs partenaires stratégiques (placement privé inclus); (4) dans le but d’une prise ferme de telles obligations et d’autres instruments financiers par une ou plusieurs banques suivie d’une offre publique; ou si l’émission a lieu sur des marchés de capitaux nationaux ou internationaux; ou (5) par le biais d’un placement privé. Si les droits de souscription préférentiels sont exclus ou ne sont pas accordés indirectement: (i) les emprunts convertibles ou à option doivent être placés aux conditions du marché et (ii) la période d’exercice des droits de conversion et d’option doit être fixée à 10 ans au maximum à compter du moment de l’émission correspondante. Les droits d’options qui ont été octroyés aux actionnaires existants et aux nouveaux actionnaires dans le cadre d’augmentations du capital ont une période d’exercice d’au maximum 5 ans. L’acquisition des actions nominatives par le biais de l’exercice de droits de conversion ou d’option ainsi que tout transfert subséquent des actions nominatives font l’objet des restrictions de transfert énoncées à l’article 5 des statuts.	2 The Company’s share capital may be increased by the issuance of up to 1,563,000,000 registered shares to be fully paid up, each with a par value of CHF 0.01 to a nominal value of CHF 15,630,000.00 by the exercising of conversion or option rights granted to entitled parties in connection with bonds and similar financial instruments or loans of the Company or its subsidiaries that allow for conversion into shares of the Company, or option rights granted to existing and/or new shareholders in connection with capital increases. Subscription rights of shareholders are excluded. The Board of Directors shall determine the conversion and option terms, the issue price and the date of dividend entitlement. The Board of Directors is authorized to limit or exclude the preemptive rights of existing shareholders in the event: (1) of the financing or refinancing of the acquisition of enterprises, parts of enterprises, participations or investments, (2) of the financing or refinancing of the Company or its subsidiaries, (3) of the issuance of convertibles and/or option bonds for the purpose of placement on national or international capital markets (including private placements), (4) for purposes of the underwriting of such bonds and other financial instruments by one or more banks with subsequent public offer; or if the issuance occurs in national or international capital markets, or (5) through a private placement. If the preemptive rights of existing shareholders are excluded and not even granted indirectly, (i) convertibles or option bonds are to be issued on market terms and (ii) the time limit for the exercising of conversion and/or option rights must be set at a maximum of 10 years from the date of the relevant issue. Option rights granted to existing and/or new shareholders in connection with capital increases shall have a time limit for exercising of up to 5 years. The acquisition of registered shares by the exercising of conversion or option rights and the subsequent transfer of registered shares are subject to the registration restrictions of article 5 of the Articles of Association.

Article 3c	Article 3c

[Supprimé]	[Deleted]

Article 3d Capital-actions conditionnel II	Article 3d Conditional share capital II

[Supprimé]	[Deleted]

Article 3e	Article 3e

[Supprimé]	[Deleted]

Article 4 Forme des actions	Article 4 Form of Shares

1 Sous réserve des alinéas 4 et 6, les actions nominatives de la Société sont émises sous forme de droits-valeurs et sont gérées sous la forme de titres intermédiés.	1 The Company’s registered shares are issued and managed subject to paragraphs 4 and 6 as book-entry securities.

2 Les actes de dispositions sur les titres intermédiés, y compris la constitution de sûretés, sont soumis à la Loi fédérale sur les titres intermédiés.	2 Regulations on book-entry securities, including the provision of collateral, are subject to the law on book-entry securities

3 Les titre intermédiés basés sur des actions nominatives de la Société ne peuvent pas être transférés par voie de cession. En outre, une sûreté sur de tels titres intermédiés ne peut pas être accordée par voie de cession.	3 Book-entry securities based on registered shares of the Company cannot be transferred by way of assignment. Further, a security interest in any such book-entry securities cannot be granted by way of assignment.

4 La Société peut retirer du système de détention les actions émises sous la forme de titres intermédiés.	4 The Company may withdraw shares managed as book-entry securities from the custody system.

5 L’actionnaire peut, pour autant qu’il soit inscrit au registre des actions, demander en tout temps à la Société de lui établir une attestation relative à ses actions nominatives.	5 The shareholder may, if he is registered in the stock book, at any time request the Company to issue a certificate of his registered shares.

6 L’actionnaire n’a pas de droit à l’impression et à la livraison de titres ou à la conversion en une autre forme des actions nominatives émises sous une certaine forme. Par contre, la Société peut à tout moment imprimer et livrer des titres (titres individuels, certificats ou certificats globaux) ou remplacer des droits-valeurs ou des titres par une autre forme, et annuler des titres émis qui lui sont restitués.	6 The shareholder has no right to print and deliver certificates or conversions of registered shares issued in a specific form in another form. The Company may however at any time issue certificates (individual documents and certificates or global certificates) or convert book-entry securities or certificates into a different form and cancel issued certificates delivered to it.

Article 5 Registre des actions, restrictions d’inscription, Nominees	Article 5 Share register, Registration Restrictions, Nominees

1 Il est tenu un registre des actions nominatives qui mentionne le nom et le prénom (pour les personnes morales, la raison sociale), l’adresse et la nationalité (pour les personnes morales, le siège) des propriétaires et des usufruitiers. Si une personne inscrite au registre des actions change son adresse, elle est tenue d’en informer la Société. Tant que cette annonce n’est pas intervenue, toutes les communications par courrier sont valablement faites à l’adresse inscrite en dernier dans le registre des actions. A l’égard de la Société, seules les personnes inscrites au registre des actions sont considérées comme actionnaires ou usufruitiers.	1 For the registered shares a share register is kept, in which the surname and the first name of holders and usufructuaries are entered (for legal entities, the Company name), together with address and nationality (for legal entities, the registered office). Should a person entered in the share register change their address, they must inform the Company. Where this has not been done, all written communications are valid if made to the address entered in the share register. In relation to the Company, only the person or entity entered in the share register is recognized as a shareholder or usufructuary.

2 Les acquéreurs d’actions nominatives sont inscrits sur demande au registre des actions en tant qu’actionnaires avec droit de vote s’ils déclarent expressément avoir acquis ces actions nominatives en leur propre nom et pour leur propre compte.	2 Purchasers of registered shares will be entered upon request in the share register as shareholders with voting rights if they explicitly declare that they have acquired these registered shares in their own name and for their own account.

3 Nonobstant ce qui précède, le conseil d’administration peut inscrire des personnes qui ne déclarent pas avoir acquis leurs actions nominatives en leur propre nom et pour leur propre compte (chacune de ces personnes étant un “Nominee”) en tant qu’actionnaires avec droit de vote dans le registre des actions de la Société pour un nombre d’actions nominatives de la Société qui représente jusqu’à 2% du capital-actions de la Société inscrit au registre du commerce. Le conseil d’administration peut également inscrire un Nominee en tant qu’actionnaire avec droit de vote au-delà de la limite de 2% susmentionnée si le Nominee concerné s’engage à communiquer à la Société, sur demande, le nom et le prénom (pour les personnes morales, la raison sociale), ainsi que l’adresse (pour les personnes morales, le siège social) des personnes pour le compte desquelles le Nominee concerné détient 2% ou plus du capital-actions de la Société inscrit au registre du commerce, ainsi que le nombre d’actions nominatives de la Société détenues par le Nominee concerné pour le compte de ces personnes.	3 Notwithstanding the foregoing, the Board of Directors may register persons who do not declare that they have acquired their registered shares in their own name and for their own account (each such person a “Nominee”) as shareholders with voting rights in the share register of the Company with respect to a number of registered shares of the Company that represents up to 2% of the share capital of the Company registered in the commercial register. The Board of Directors may further register a Nominee as a shareholder with voting rights beyond the 2% limit referred to above if the relevant Nominee undertakes to communicate to the Company, upon request, the surname and first name (for legal entities, the company name), together with the address (for legal entities, the registered office) of the persons for whose account the relevant Nominee holds 2% or more of the share capital of the Company registered in the commercial register, and the number of registered shares of the Company held by the relevant Nominee for the account of such persons.

4 Après avoir entendu l’actionnaire inscrit concerné, le conseil d’administration peut le cas échéant radier l’inscription de cet actionnaire en tant qu’actionnaire avec droit de vote au registre des actions avec effet rétroactif à la date d’inscription si l’inscription a été faite sur la base d’informations fausses ou trompeuses ou en cas de violation du contrat entre la Société et l’actionnaire concerné. L’intéressé doit être informé de la radiation.	4 The Board of Directors may, after hearing the registered shareholder concerned, where appropriate, remove the registration of such shareholder as a shareholder with voting rights in the share register with retroactive effect to the date of registration if the registration was made on the basis of false or misleading information or in the event of a breach of the agreement between the Company and the shareholder concerned. The party concerned must be informed of the cancellation.

5 Le conseil d’administration établit les détails et émet les instructions nécessaires au respect des dispositions précédentes. Dans des cas particuliers, il peut accorder des dérogations à la règle concernant les Nominees. Le conseil d’administration peut déléguer ses tâches.	5 The Board of Directors establishes the details and issues the instructions necessary for compliance with the preceding provisions. In special cases, it may grant exemptions from the rule concerning Nominees. The board of directors may delegate its duties.

6 Le conseil d’administration indique dans la convocation à l’assemblée générale le jour de référence de l’inscription dans le registre des actions pour la participation et les droits de vote à l’assemblée générale.	6 The Board of Directors announces in the invitation to the General Meeting the closing date for entry in the share register for participation and voting rights.

Article 6 Offre publique d’acquisition	Article 6 Public takeover bid

L’acquéreur d’actions de la Société n’est pas tenu de présenter une offre publique d’acquisition conformément aux dispositions de l’art. 135 de la Loi sur l’infrastructure des marchés financiers (LIMF).	A purchaser of shares in the Company is not obliged to make a public purchase offer in accordance with the provisions of Article 135 of the Financial Market Infrastructure Act (FMIA).

III. Organes de la Société	III. Company organization

Article 7 Organes	Article 7 Organs

Les organes de la Société sont:	The organs of the Company are as follows:

A. l’assemblée générale	A. General Meeting

B. le conseil d’administration	B. Board of Directors

C. l’organe de révision	C. Auditors

A. Assemblée générale	A. General Meeting

Article 8 Pouvoirs	Article 8 Powers

L’assemblée générale est le pouvoir suprême de la société. Elle a les droits intransmissibles prévus par la loi.	The supreme organ of the Company is the General Meeting. It shall have the inalienable powers decreed by law.

Article 9 Assemblées générales ordinaires et extraordinaires	Article 9 Ordinary and Extraordinary General Meetings

1 L’assemblée générale ordinaire a lieu chaque année dans les six mois qui suivent la clôture de l’exercice.	1 The Annual General Meeting takes place within six months after the close of the financial year.

2 Les assemblées générales extraordinaires ont lieu lorsque le conseil d’administration ou l’organe de révision estime que cela est nécessaire ou par décision d’une assemblée générale. Au surplus, les actionnaires représentant ensemble 10 pour cent au moins du capital-actions peuvent requérir par écrit la convocation d’une assemblée générale extraordinaire, en indiquant l’objet à porter à l’ordre du jour et les propositions, ou, dans la mesure où il s’agit d’élections, en indiquant les noms des candidats proposés.	2 Extraordinary General Meetings take place when the Board of Directors or the Auditors deem this to be appropriate, or as decided by a General Meeting. In addition, shareholders representing at least 10 percent of the share capital, may jointly request the calling of an extraordinary General Meeting, in writing specifying the items to be discussed, and the proposal, and in the case of elections, the name of the proposed candidate.

Article 10 Convocation	Article 10 Convocation

1 L’assemblée générale est convoquée par le conseil d’administration ou par les organes et les personnes indiquées par la loi.	1 The General Meeting is convened by the Board of Directors or by the organs and people designated by law.

2 L’assemblée générale est convoquée par une seule annonce dans la feuille officielle suisse du commerce. Les actionnaires nominatifs peuvent au surplus être informés par courrier simple à l’adresse inscrite en dernier dans le registre des actions. Sont mentionnés dans la convocation de l’assemblée générale les objets portés à l’ordre du jour, ainsi que les propositions du conseil d’administration et des actionnaires qui ont demandé la convocation de l’assemblée ou l’inscription d’un objet à l’ordre du jour.	2 The meeting is called by a single announcement in the Swiss Commercial Gazette. Registered shareholders may in addition be informed in writing. In the convocation, the agenda as well as the proposals of the Board of Directors and the shareholders who requested a General Meeting or the listing of an item on the agenda are to be announced.

3 Le rapport de gestion et le rapport de révision doivent être mis à la disposition des actionnaires au siège de la Société, au moins 20 jours avant l’assemblée générale ordinaire. Cela doit être mentionné dans la convocation.	3 At least twenty days before the Annual General Meeting, the Annual Report and the Audit Report are to be presented at the Company’s head office for inspection by the shareholders. This must be mentioned in the convocation.

4 Les propriétaires ou les représentants de la totalité des actions peuvent, s’il n’y a pas d’opposition, tenir une assemblée générale sans observer les formes prévues pour sa convocation (assemblée universelle). Aussi longtemps que les propriétaires ou les représentants de la totalité des actions sont présents, cette assemblée a le droit de délibérer et de statuer valablement sur tous les objets qui sont du ressort de l’assemblée générale.	4 The owners or representatives of all shares may, if no objection is raised, hold a General Meeting without compliance with the prescribed formalities for convening (General Meeting). This meeting can validly discuss and decide upon any matters within the remit of the General Meeting provided that the holders or representatives of all the shares are present.

Article 11 Ordre du jour	Article 11 Agenda

1 Un ou plusieurs actionnaires qui représentent ensemble des actions totalisant une valeur nominale d’au moins CHF 1’000’000 ou au moins 10 pour cent du capital-actions peuvent requérir l’inscription d’un objet à l’ordre du jour. La réquisition de l’inscription d’un objet à l’ordre du jour doit être faite au conseil d’administration par écrit au moins 45 jours avant l’assemblée, avec indication de l’objet à inscrire à l’ordre du jour et les propositions des actionnaires.	1 Shareholders representing either alone or together shares with a nominal value of at least CHF 1,000,000 or at least 10 percent of the share capital may request the inclusion of an agenda item. The inclusion of the agenda item must be applied for in writing to the Board of Directors at least 45 days before the meeting and shall specify the agenda item and the shareholders’ proposals.

2 Aucune décision ne peut être prise sur des objets qui n’ont pas été dûment portés à l’ordre du jour, à l’exception des propositions de convoquer une assemblée générale extraordinaire ou d’instituer un contrôle spécial.	2 The General Meeting cannot take any decisions regarding applications for items not duly announced; exceptions to this are applications for the convening of an extraordinary General Meeting or the conducting of a special audit.

3 Il n’est pas nécessaire d’annoncer à l’avance les propositions entrant dans le cadre des objets portés à l’ordre du jour ni les délibérations qui ne doivent pas être suivies d’un vote.	3 Requests for items to be included on the agenda and for discussion without the taking of a decision do not require prior notice.

Article 12 Présidence de l’assemblée générale, représentation, scrutateurs, procès-verbal	Article 12 Chair of the General Meeting, Representatives, Vote Counters, Minutes

1 L’assemblée générale est présidée par le président du conseil d’administration ou, à défaut de celui-ci, par un membre du conseil d’administration. Lorsque ces derniers sont également absents, un président du jour sera désigné par l’assemblée générale.	1 The Chairman of the Board of Directors shall preside at the General Meeting, and in his absence any member of the Board of Directors. If they are absent too, the chairman is elected by the General Meeting.

2 Le président dispose de toutes les compétences nécessaires pour assurer un déroulement ordonné et régulier de l’assemblée générale.	2 The chairman has all the powers and authority necessary for the proper conducting of the General Meeting.

3 Le président de l’assemblée désigne un secrétaire et les scrutateurs, qui ne doivent pas nécessairement être actionnaires.	3 The chairman appoints a recording secretary and scrutinizer, who do not need to be shareholders.

4 Le conseil d’administration veille à la rédaction du procès-verbal, lequel doit être signé par le président et le secrétaire de l’assemblée. Le procès-verbal mentionnera les décisions et le résultat des élections, de même que les déclarations dont les actionnaires demandent l’inscription.	4 The Board of Directors is responsible for writing the minutes, which are to be signed by the chairman and the secretary. The minutes shall give information about decisions and elections and to declarations made on record by the shareholders.

Article 13 Droit de vote, représentation	Article 13 Voting rights, Representation

1 Chaque action qui est inscrite au registre des actions en tant qu’action assortie d’un droit de vote donne droit à une voix. Les droits de vote et les droits annexes qui y sont associés ne peuvent être exercés à l’égard de la société par un actionnaire, un usufruitier d’actions ou une personne désignée que dans la mesure où cette personne est inscrite au registre des actions en tant qu’actionnaire ayant les droit de vote.	1 Each share registered as a share with voting rights in the share register gives entitlement to one vote. Voting rights and appurtenant rights associated therewith may be exercised in relation to the Company by a shareholder, usufructuary of shares or nominee only to the extent that such person is recorded in the share register as a shareholder with voting rights.

2 Un actionnaire ne peut être représenté à l’assemblée générale que par son représentant légal, qui ne doit pas nécessairement être actionnaire, ou par le biais d’une procuration écrite ou électronique, ou par un autre actionnaire ayant les droits de vote, ou par le représentant indépendant des droits de vote (par biais d’une procuration écrite ou électronique). Toutes les actions détenues par un actionnaire ne peuvent être représentées que par un seul représentant. La Société n’accepte qu’un seul représentant par action.	2 A shareholder may only be represented at the General Meeting of shareholders by his legal representative, who does not have to be a shareholder, or by means of a written or electronic proxy, or another shareholder with voting rights, or the independent proxy (by way of a written or electronic proxy). All shares held by one shareholder must be represented by only one representative. The Company shall only accept one representative per share.

3 Le conseil d’administration peut prendre les dispositions relatives à la participation à l’assemblée générale, à la représentation et la reconnaissance de procuration, ainsi que celles relatives à l’utilisation de procurations et instructions par voie électronique.	3 The Board of Directors may issue the procedural rules regarding admission to the General Meeting, representation and the recognition of proxies as well as the grant of proxies and instructions by electronic means.

4 L’assemblée générale élit chaque année le représentant indépendant pour un mandat qui s’achève à la fin de l’assemblée générale ordinaire suivante. Le représentant indépendant est rééligible.	4 The General Meeting elects the independent proxy annually. The term of office ends with the conclusion of the next ordinary General Meeting. Re-election is possible.

5 Lorsque la Société n’a pas de représentant indépendant pour quelque raison que ce soit, le conseil d’administration désigne le représentant indépendant pour la prochaine assemblée générale des actionnaires.	5 If the Company does not have an independent proxy for whatever reason, the Board of Directors shall appoint the independent proxy for the next General Meeting.

Article 14 Décisions, élections	Article 14 Decisions, Elections

1 L’assemblée générale est habilitée à prendre ses décisions quel que soit le nombre des actionnaires présents ou des actions représentées.	1 The General Meeting forms a quorum regardless of the number of shareholders present or the shares represented.

2 Si la loi ou les statuts n’en disposent pas autrement, l’assemblée générale prend ses décisions et procède aux élections à la majorité absolue des voix attribuées aux actions représentées, abstraction faite des abstentions et des bulletins blancs ou nuls. Si une élection n’aboutit pas au premier tour et s’il y a plusieurs candidats en lice, la majorité relative suffit au second tour.	2 The General Meeting shall pass its resolutions and carry out its elections with an absolute majority of the votes cast, excluding abstentions, blank and invalid votes, provided that the law or the articles of association contain no provisions to the contrary. In case of elections, if an election is not made in the first-round of voting and if more than one candidate is available, a relative majority is sufficient in the second round.

3 En cas d’égalité des voix, le président de l’assemblée n’a pas voix prépondérante.	3 In case of equal votes, the chairman has no casting vote.

4 Les décisions et les élections interviennent à main levée, à moins que l’assemblée générale ne décide de prendre les décisions ou de procéder aux élections par bulletin secret ou que le président de l’assemblée ne l’ordonne. Le président de l’assemblée peut ordonner qu’il soit procédé aux décisions ou élections par voie électronique. Le président de l’assemblée peut toujours remplacer une décision ou une élection à main levée par une délibération à bulletin secret, s’il estime qu’il y a un doute quant au résultat du vote. Si tel est le cas, la délibération antérieure à main levée est réputée n’avoir pas eu lieu.	4 Decisions are taken by open vote in the General Meeting, unless the General Meeting approves a written vote or the chairman orders such. Voting can also be carried out electronically on the orders of the chairman. The chairman may have an open vote repeated at any time by a written or electronic ballot, where, in his opinion, there are doubts about the vote. In this case, the previous vote is considered not to have occurred.

Article 15 Décisions importantes	Article 15 Important decisions

1 Une décision de l’assemblée générale recueillant au moins les deux tiers des voix représentées et la majorité absolue des valeurs nominales représentées est nécessaire pour :

1.  La modification du but social;

2.  La création et la suppression des actions à droit de vote privilégié;

3.  La restriction de la transmissibilité des actions nominatives;

4.  L’augmentation autorisée ou conditionnelle du capital-actions;

5.  L’augmentation du capital par conversion d’un excédent de capital, par apport en nature ou en vue de l’acquisition d’actifs, ou par l’octroi de privilèges spéciaux;

6.  La limitation ou la suppression du droit de souscription préférentiel;

7.  Le transfert du siège de la Société;

8.  La dissolution de la Société.

1 A decision by the General Meeting consolidating at least two thirds of the votes represented and an absolute majority of the share par values represented is required for:

1.  A change in the corporate purpose;

2.  The creation and abolition of shares with privileged voting rights;

3.  Restriction on the transferability of registered shares;

4.  Authorized or conditional capital increase;

5.  Capital increase through the conversion of capital surplus, through contribution in kind or for the purpose of acquisition of assets, or the granting of special privileges;

6.  The restriction or abolition of subscription rights;

7.  The relocation of the registered office of the Company;

8.  The dissolution of the Company.

2 Les décisions concernant la fusion, la scission et la transformation sont régies par les dispositions de la Loi Suisse sur la fusion.	2 Decisions on mergers, divisions and transformations shall be governed by the provisions of the Swiss merger law.

3 Les dispositions statutaires qui prévoient pour la prise de certaines décisions une plus forte majorité que celle prévue par la loi ne peuvent être adoptées ou modifiées qu’à la majorité prévue.	3 Provisions of the articles of association that specify a majority greater than that decreed by law for the taking of certain decisions shall only be introduced or modified with the specified majority.

B.Conseil d’administration	B.Board of Directors

Article 16 Election, durée des fonctions, constitution	Article 16 Election, Term of Office, Constitution

1 La Société est gérée par un conseil d’administration composé d’1 (un) ou plusieurs membres, élus individuellement par l’assemblée générale chaque année pour un mandat qui s’achève à la fin de l’assemblée générale ordinaire suivante. Une réélection est possible.	1 The Company is managed by a Board of Directors composed of 1 (one) to more members, elected annually and individually by the General Meeting for a term of office extending until completion of the next ordinary General Meeting. Re-election is possible.

2 Lorsque la fonction de président du conseil d’administration est vacante, le conseil d’administration désigne le vice-président ou éventuellement un autre membre comme nouveau président pour la période allant jusqu’à la fin de l’assemblée générale ordinaire suivante.	2 If the office of the chairman is vacant, the Board of Directors shall appoint a new chairman from among its members for the remaining term of office.

3 Sous réserve de l’élection du président du conseil d’administration et des membres du comité de nomination et de rémunération, le conseil d’administration se constitue lui-même. Si le conseil d’administration est composé de plus d’1 (un) membre, il élit un président et, éventuellement, un vice-président et/ou un secrétaire, qui n’a pas besoin d’être un membre.	3 Except for the election of the chairman and the members of the nomination and compensation committee by the General Meeting, the Board of Directors shall constitute itself. If the Board of Directors is composed of more than 1 (one) member, it shall elect a chairman, possibly a vice-chairman and/or a secretary. The latter need not be a member of the Board of Directors.

4 Le conseil d’administration définit par ailleurs, dans les limites de la loi et des statuts, son organisation et les modalités de prise de ses décisions dans un règlement d’organisation.	4 The Board of Directors arranges moreover, subject to law and the articles of association, its own organization and decision-making by means of regulations.

Article 17 Pouvoirs et compétences	Article 17 Functions and powers

1 Le conseil d’administration exerce la haute direction de la Société et la surveillance sur les personnes chargées de la gestion.	1 The Board is responsible for the leadership of the Company and the monitoring of its management.

2 Le conseil d’administration peut prendre des décisions sur toutes les affaires qui ne sont pas attribuées par la loi ou les statuts à l’assemblée générale. Il gère les affaires de la Société, dans la mesure où il n’en a pas délégué la gestion. Il représente la Société vis-à-vis des tiers et s’occupe de toutes les affaires dont la responsabilité n’est pas, en vertu de la loi, des statuts ou du règlement, du ressort d’un autre organe de la Société.	2 The Board of Directors may take decisions on all matters that are not delegated by law or the articles of association to the General Meeting. It shall lead all operations of the Company, where it has not delegated its management. It represents the Company externally and attends to all matters that are not under the law, articles of association or regulations of the Company delegated to another body.

3 Le conseil d’administration peut, sur la base d’un règlement d’organisation, déléguer tout ou partie de la gestion de la Société à une ou plusieurs personnes, membres du conseil d’administration ou des tiers qui ne doivent pas nécessairement être actionnaires. Le règlement d’organisation fixe les modalités de la gestion, détermine les postes nécessaires à cet égard, en définit les attributions et règle en particulier l’obligation de rendre compte.	3 The Board of Directors may, in accordance with organizational rules, assign the Company management or individual parts thereof to one or more persons, members of the Board of Directors or third parties, who do not need to be shareholders. The organizational rules regulate the management, the positions required for it, define their tasks and in particular regulate reporting.

Article 18 Décisions, procès-verbal	Article 18 Decisions, Minutes

Le président ou, en cas d’empêchement, le vice-président ou tout autre membre du conseil d’administration convoque les réunions du conseil d’administration si et quand le besoin s’en fait sentir ou lorsqu’un membre en indiquant les raisons en fait la demande par écrit. Les réunions peuvent également se tenir par téléphone ou par vidéoconférence.	1 The chairman or, should he be unable to do so, the vice-chairman or any other member of the Board of Directors shall convene meetings of the Board of Directors if and when the need arises or whenever a member indicating the reasons so requests in writing. Meetings may also be held by telephone or video conference.

2 Le conseil d’administration atteint le quorum si la majorité de ses membres sont présents. Pour les résolutions relatives aux augmentations de capital, aux fusions, aux scissions ou aux paiements ultérieurs du capital, la présence d’un membre du conseil d’administration est suffisante.	2 The Board of Directors forms a quorum if a majority of its members are present. For resolutions related to capital increases, mergers, demergers or subsequent payments of capital, the presence of one member of the Board of Directors is sufficient.

3 Sous réserve des dispositions du règlement d’organisation, le conseil d’administration se réunit aussi souvent que les affaires l’exigent et aussi souvent que l’un de ses membres en fait la demande. Sous réserve des dispositions du règlement d’organisation, le conseil d’administration prend ses décisions à la majorité des voix des membres présents. En cas d’égalité des voix, le président a voix prépondérante.	3 Subject to the provisions of the organizational rules, the Board of Directors meets as often as business requires and as often as is requested by a member. Subject to the provisions of the organizational rules, decisions are made by majority vote of members present. In the event of a tie, the chairman has the casting vote.

4 Les résolutions du conseil peuvent, dans la mesure où la loi n’en dispose pas autrement, être adoptées par circulaire en utilisant le fax, le courrier conventionnel, le courrier électronique ou d’autres moyens de transmission qui permettent une vérification de la résolution par le texte, à moins qu’un membre ne demande une consultation verbale.	4 Resolutions of the Board of Directors can, as far as not stated otherwise by law, be adopted by circular using fax, conventional mail, e-mail or other means of transmission which allow for a verification of the resolution through text, unless a member demands verbal consultation.

5 Les résolutions sont confirmées dans le procès-verbal, qui doit être signé par le président en exercice et le secrétaire.	5 The resolutions shall be confirmed in the minutes, which are to be signed by the acting chairman and the secretary.

C. Comité de nomination et de rémunération du conseil d’administration	C. Nomination and Compensation Committee of the Board of Directors

Article 19 Membres, durée des fonctions, constitution	Article 19 Election, Term of Office, Constitution

1 Le comité de nomination et de rémunération est composé d’au moins 1 (un) membre du conseil d’administration.	1 The Nomination and Compensation Committee shall be composed of a minimum of 1 (one) member of the Board of Directors.

2 L’assemblée générale élit les membres du comité de nomination et de rémunération chaque année et individuellement pour la durée d‘un mandat jusqu’à la prochaine assemblée générale ordinaire. La réélection est possible.	2 The members of the Nomination and Compensation Committee are elected annually and individually by the General Meeting for a term of office extending until completion of the next ordinary General Meeting. Re-election is possible.

3 Lors de vacances dans le comité de nomination et de rémunération, le conseil d’administration désigne parmi ses membres les membres manquants jusqu’à la prochaine assemblée générale ordinaire.	3 If the Nomination and Compensation Committee is not complete, the Board of Directors shall fill the open positions for the remaining term of office.

4 Le comité de nomination et de rémunération se constitue lui-même. Il désigne parmi ses membres un président. Le conseil d’administration peut adopter un règlement sur l‘organisation, les devoirs et la prise de décisions du comité de nomination et de rémunération.	4 The Nomination and Compensation Committee is self-constituting. It determines its chairman. The Board of Directors may determine the duties and organization in a separate Charter for the Nomination and Compensation Committee.

Article 20 Pouvoirs et compétences	Article 20 Functions and powers

1 Le comité de nomination et de rémunération soutient le conseil d’administration lors de la planification de la succession des membres du conseil d’administration et de la direction.	1 The Nomination and Compensation Committee shall support the Board of Directors in the successors planning of the members of the Board of Directors and of the Executive Committee.

2 Le comité de nomination et de rémunération soutient le conseil d’administration lors de la détermination et du contrôle de la politique et des directives de rémunération ainsi que des objectifs de performance. De plus, il soutient aussi le conseil d’administration lors de la préparation des propositions destinées à l’assemblée générale concernant la rémunération du conseil d’administration et de la direction. Le comité de nomination et de rémunération peut soumettre des propositions au conseil d’administration sur d’autres questions relatives aux rémunérations.	2 The Nomination and Compensation Committee shall support the Board of Directors in establishing and reviewing the compensation strategy and guidelines and the performance objectives as well as in preparing the proposals to the General Meeting regarding the compensation of the Board of Directors and of the Executive Committee, and may submit proposals to the Board of Directors in other compensation-related issues.

3 Le conseil d’administration peut attribuer au comité de nomination et de rémunération d’autres obligations relatives aux rémunérations, au personnel et aux domaines connexes.	3 The Board of Directors may delegate further tasks to the Nomination and Compensation Committee regarding compensation, personnel, and any other related fields.

D.Organe de révision	D.External Auditor
Article 21	Article 21

1 L’assemblée générale élit, pour une durée d’un an jusqu’à la fin de la prochaine assemblée générale ordinaire une entreprise de révision soumise à la surveillance de l’Etat au sens de la Loi sur la surveillance de la révision (LSR) en tant qu’organe de révision. L’organe de révision assume les pouvoirs et obligations qui lui sont attribués par la loi.	1 The General Meeting shall elect an external auditor under state supervision in accordance with the Federal Law on the Accreditation and Supervision of Auditors (RAG) for a term in office, which shall expire upon conclusion of the next ordinary General Meeting. The external auditor shall comply with auditing and reporting duties in accordance with the relevant statutory provisions.

IV.Rémunération des membres du conseil d’administration et de la direction	IV.Remuneration of the members of the Board of Directors and the Executive Committee

Article 22 Approbation des rémunérations	Article 22 Approval of Remuneration

1 L’assemblée générale approuve chaque année, de façon spécifique et contraignante les propositions du conseil d’administration concernant les montants globaux:

•  pour la rémunération maximale du conseil d’administration pour la durée jusqu’à la prochaine assemblée générale ordinaire; et

•  pour la rémunération maximale de la direction pour le prochain exercice social.

1 The General Meeting shall annually, separately and bindingly approve the proposals of the Board of Directors concerning the maximum overall amounts:

•  of the maximum remuneration of the Board of Directors for the time-period until the next ordinary General Meeting; and

•  of the maximum remuneration of the Executive Committee for the following financial year.

2 Le conseil d’administration peut faire des propositions s’écartant de ou supplémentaires à l’alinéa 1, ou diviser les divers éléments de rémunération et/ou les soumettre pour approbation à l’assemblée générale par rapport aux autres périodes de temps.	2 The Board of Directors may present deviating or additional proposals for approval by the General Meeting than determined in para 1 above, or may divide its respective proposals into other compensation elements and/or submit them for approval by the General Meeting with respect to different periods.

3 Si l’assemblée générale refuse l’approbation à un montant global ou plusieurs parties de montant, le conseil d’administration peut alors faire une nouvelle proposition lors de la même assemblée générale. S’il ne fait pas de proposition ou si celle-là est aussi refusée, le conseil d’administration peut alors convoquer une nouvelle assemblée générale et lui soumettre de nouvelles propositions à approuver quant aux montants globaux ou aux montants partiels.	3 If the General Meeting withholds its approval, the Board of Directors may submit new proposals for approval to the same General Meeting. If the Board of Directors makes no new proposals or if the General Meeting likewise declines the new proposals, the Board of Directors may convene a new General Meeting and submit new proposals.

4 La Société ou les sociétés qu’elle contrôle peuvent, sous réserve de l’approbation par l’assemblée générale ainsi que des dispositions pertinentes sur le remboursement, verser des indemnités avant l’approbation par l’assemblée générale.	4 The Company or companies controlled by it may pay or grant compensation prior to approval by the General Meeting, subject to subsequent approval and respective claw-back provisions.

5 Le conseil d’administration soumet le rapport annuel de rémunération à l’assemblée générale pour une votation consultative.	5 The Board of Directors shall submit the annual compensation report to an advisory vote of the General Meeting.

Article 23 Montant supplémentaire pour les rémunérations lors de changements au sein de la direction	Article 23 Additional Amount

1 Si l’indemnité approuvée n’est pas suffisante, la Société ou les sociétés qu’elle contrôle sont autorisées à verser une indemnité supplémentaire pour la durée des périodes de rémunération déjà approuvées à chaque personne qui entre à la direction après l’approbation de la rémunération par l’assemblée générale ou qui est promue au sein de la direction. Le montant supplémentaire ne peut dépasser, pour chaque période de rémunération, un total de 40% du dernier montant global approuvé. Le montant supplémentaire peut aussi être utilisé pour le paiement de compensation d’inconvénients subis par le nouveau membre de la direction comme conséquence de son changement de poste (indemnité d’entrée).	1 In case of insufficient compensation, the Company or the companies controlled by it shall be empowered to pay an additional amount for the duration of the remuneration periods already approved to any member who joins the Executive Committee or is promoted within the Executive Committee after remuneration has been approved by the general meeting. Such additional amount shall not exceed, per each compensation period, in the aggregate 40% of the last approved overall amount of compensation for the Executive Committee. Such additional amount may also be used to compensate disadvantages and/or replace forfeited awards of a new member of the Executive Committee due to the change of employment (replacement awards).

Article 24 Principes de rémunération des membres du conseil d’administration et de la direction	Article 24 Principles of Remuneration to the members of the Board of Directors and the Executive Committee

1 La rémunération peut être faite sous forme d’argent, d’actions, d’autres titres de participations, d’options, d’instruments ou d’unités comparables. Par ailleurs, des prestations en nature ou des services peuvent être fournis.	1 Compensation may be paid or granted in the form of cash, shares, other securities, options, comparable instruments or units, as well as contribution in kind, or in the form of other types of benefits.

2 En plus d’une rémunération fixe, les membres du conseil d’administration et de la direction peuvent recevoir une indemnité variable, qui est fixée en fonction du chiffre d’affaires de la Société et de l’atteinte des objectifs de performance. Les objectifs de performance peuvent être des objectifs personnels, des objectifs de l’entreprise ou de certains secteurs ainsi que des objectifs calculés par rapport au marché, à d’autres entreprises de dimension similaire, en tenant compte de la fonction et du niveau de responsabilité du bénéficiaire de l’indemnité variable. Le conseil d’administration ou, après délégation, le comité de rémunération, détermine l‘importance des objectifs et leurs valeurs respectives et évalue la réalisation des objectifs au terme de l’exercice social.	2 In addition to a fixed compensation, members of the Board of Directors and of the Executive Committee may be paid a variable compensation, depending on the achievement of certain performance criteria. The performance criteria may include individual targets, targets of the Company or parts thereof and targets in relation to the market, indexes, other companies or comparable benchmarks, taking into account position and level of responsibility of the recipient of the variable compensation. The Board of Directors, or where delegated to it, the nomination and compensation committee, shall determine the relative weight of the performance criteria and the respective target values and shall assess the goals at the end of a financial year.

3 En cas d‘attribution de participations ainsi que de droits de conversion et d’option, ou d’autres droits se rapportant à des titres de participations, le montant de la rémunération correspond à la valeur des titres ou des droits attribués au moment de l’attribution selon les méthodes de calcul notoirement reconnues. Le conseil d’administration détermine les conditions d’attribution, les conditions d’acquisition, les conditions et les délais d’exercice ainsi que tout délai de blocage ou de déchéance. Celles-ci peuvent prévoir qu’à cause de la réalisation d’évènements déterminés à l’avance, comme un changement de contrôle ou la fin de rapports de travail ou de mandat, des conditions d’acquisition, des conditions et délais d’exercice ainsi que des délais de blocage sont encore valables, réduits ou abrogés, que des indemnités seront versées si les valeurs des objectifs sont atteintes, ou que les indemnités tombent en tout ou en partie en déchéance. Le conseil d’administration règle les détails dans un ou des règlements. La Société peut acquérir les actions nécessaires ou d’autres titres de participations sur le marché ou les rendre disponibles en utilisant son capital conditionnel ou capital autorisé.	3 In case of granting of awards, conversion or option rights or comparable instruments or units, compensation shall be valued in accordance with generally recognized valuation methods as per the grant date of the respective compensation element. The Board of Directors, shall determine grant, vesting, blocking, exercise or forfeiture conditions. In the event of pre-determined events such as a change-of-control or termination of an employment or mandate agreement, the Board of Directors may provide, among other things, for continuation, acceleration or removal of vesting, blocking or exercise conditions, for payment or grant of compensation based upon assumed target achievement, or for part or full forfeiture. The details shall be determined in one or more separate plan rules. The Company may procure the required shares through purchases in the market or by using conditional share capital or authorized share capital.

4 Les membres du conseil d’administration peuvent être indemnisés en liquide pour leur activité fournie à la Société, ou à des sociétés directement ou indirectement contrôlées par la Société, qui n‘est pas faite dans le cadre de leur mandat comme membre du conseil d’administration, selon les principes habituels du marché. Ces indemnités font partie de la rémunération globale selon l’article 22.	4 The members of the Board of Directors providing services to the Company or other group companies in a function other than as members of the Board of Directors may receive a cash compensation according to standard market rates. Such compensation is part of the total compensation according to Article 22.

5 La rémunération peut être versée par la Société ou par les sociétés qu’elle contrôle.	5 Compensation may be paid or granted by the Company or companies controlled by it.

6 L‘attribution de participations ainsi que de droits de conversion et d’option, ou d’autres droits sur des titres de participation, que les membres du conseil d’administration et de la direction ont reçu en leur qualité d’actionnaire de la Société (par exemple des droits de souscription dans le cadre d’une augmentation du capital ou des options dans le cadre d’une réduction de capital), n’est pas considérée comme une rémunération et n‘est pas concernée par cette disposition.	6 The allocation of equity securities, conversion rights, option rights or other rights with equity securities as underlying that members of the Board of Directors and members of the Executive Committee receive in their function as shareholders of the Company (e.g. subscription right within a capital increase or option rights within a capital reduction) shall not be considered as compensation and are not subject to this provision.

V. Contrats avec les membres du Conseil d’administration et de la Direction	V. Contracts with members of the Board of Directors and of the Executive Committee

Article 25 Contrats	Article 25 Contracts

1 La Société ou les sociétés qu’elle contrôle peuvent conclure avec les membres du conseil d’administration des contrats sur la rémunération. La durée et la fin sont fixées en fonction de la durée du mandat et de la loi.	1 The Company or companies controlled by it may enter into agreements with members of the Board of Directors relating to their compensation. Duration and termination shall comply with the term of office and the law.

2 La Société ou les sociétés qu’elle contrôle peuvent conclure avec les membres de la Direction des contrats de travail de durée déterminée ou indéterminée. Les contrats de durée déterminée sont conclus pour une durée maximale d’une année; un renouvellement est possible. Les contrats de durée indéterminée contiennent un délai de congé de douze mois au maximum.	2 The Company or companies controlled by it may enter into definite or indefinite employment contracts with members of the Executive Committee. The duration of definite employment contracts shall not exceed one year; renewal is possible. The termination notice period of indefinite employment contracts may not exceed 12 months.

3 La Société ou les entreprises qu’elle contrôle peuvent convenir avec les membres de la direction d’une prohibition de faire concurrence d’une durée maximale d’une année après la fin des rapports de travail. L’indemnité correspondante ne doit pas dépasser le montant global de rémunération qui a été versée aux membres de la direction concernés lors de l’exercice social précédent la fin des rapports de travail.	3 The Company or companies controlled by it may enter into non-compete agreements with each member of the Executive Committee for the time after termination of the employment agreement for a duration of up to one year. The compensation for such agreements shall not exceed the total annual compensation of such member of the Executive Committee during his last year of employment.

VI. Mandats externes au groupe, prêts et crédits	VI. External Mandates, Loans and Credits

Article 26 Mandats	Article 26 External Mandates

1 Aucun membre du conseil d’administration ne peut détenir plus de dix mandats supplémentaires, parmi lesquels pas plus de quatre ne peuvent être détenus pour des sociétés cotées en bourse.	1 No member of the Board of Directors may hold more than ten (10) additional mandates of which no more than four (4) mandates in listed companies.

2 Aucun membre de la direction ne peut détenir plus de dix mandats supplémentaires, parmi lesquels pas plus de deux ne peuvent être détenus pour des sociétés cotées en bourse.	2 No member of the Executive Committee may hold more than ten (10) additional mandates of which no more than two (2) mandates in listed companies.

3 Ne sont pas soumis à ces limitations les mandats (a) dans des sociétés contrôlées par la Société ou qui contrôlent la Société, (b) détenus par un membre du conseil d’administration ou de la direction à la demande de la Société ou de sociétés contrôlées par elle, ainsi que (c) dans des associations et des fédérations, des organisations caritatives, des fondations, des trusts et des fondations de prévoyance pour les employés. Aucun membre du conseil d’administration ou de la direction ne peut détenir plus de 40 mandats tels que ceux mentionnés sous (a), respectivement plus de 15 mandats tels que ceux mentionnés sous (b) et (c).	3 The following mandates are not subject to these limitations: (a) mandates in companies which are controlled by the Company or which control the Company; (b) mandates held at the request of the Company or companies controlled by it; as well as (c) mandates in associations, charitable organizations, foundations, trusts, employee pension foundations. No member of the Board of Directors or of the Executive Committee shall hold more than forty (40) of such mandates as mentioned under (a) above, respectively fifteen (15) of such mandates as mentioned under (b) and (c) above.

4 Sont considérés comme mandats, les mandats dans l’organe suprême de direction d’une entité juridique tenue d’être inscrite au registre du commerce ou dans un registre équivalent à l’étranger. Les mandats dans des entités juridiques différentes, mais sous contrôle uniforme ou d’un même ayant droit économique, sont considérés comme un seul mandat.	4 Mandates shall mean mandates in the supreme governing body of a legal entity, which is required to be registered in the commercial register or a comparable foreign register. Mandates in different legal entities that are under joint control are deemed one mandate.

Article 27 Prêts et crédits	Article 27 Loans and Credits

1 Avec l’approbation du conseil d’administration, la Société peut, sous réserve de dispositions légales applicables, accorder des prêts ou des crédits à des membres du conseil d’administration ou de la direction aux conditions usuelles du marché, et à condition que leur montant n’excède pas 100% de la dernière rémunération annuelle du membre concerné.	1 Upon approval by the Board of Directors and subject to applicable laws, the Company may grant credits and loans to members of the Board of Directors or Executive Committee at market conditions. The total amount of such credits and loans shall not exceed 100% of the last annual remuneration of the member concerned.

VII.Exercice social, finances	VII.Financial year, financial issues

Article 28 Exercice social	Article 28 Financial year

L’exercice social est fixé par le conseil d’administration.	The financial year is determined by the Board of Directors.

Article 29 Affectation du bénéfice résultant du bilan, réserves, dividendes	Article 29 Use of retained earnings, reserves, dividends

1 L’assemblée générale décide de l’affectation du bénéfice résultant du bilan conformément aux dispositions légales.	1 The General Meeting shall decide upon the use of the balance sheet profit, taking into account the provisions of the law.

2 L’assemblée générale peut décider de la constitution de réserves supplémentaires, en sus des réserves prévues par la loi.	2 In addition to the statutory reserves, the General Meeting may establish additional reserves.

3 Tous les dividendes qui n’ont pas été réclamés dans les 5 ans à compter de leur exigibilité échoient à la société et sont attribués à la réserve générale.	3 Dividends that have not been drawn for 5 years from their due date shall pass to the Company and will be allocated to the general reserve.

VIII. Dissolution et liquidation	VIII. Dissolution and liquidation

Article 30	Article 30

1 L’assemblée générale peut en tout temps décider la dissolution et la liquidation de la Société conformément aux dispositions légales et statutaires.	1 The General Meeting may at any time decide the dissolution and liquidation of the Company in accordance with the legal and statutory provisions.

2 La liquidation a lieu par les soins du conseil d’administration, à moins que l’assemblée générale ne désigne d’autres liquidateurs. La liquidation de la Société s’effectue conformément à la loi. Les liquidateurs sont autorisés à vendre les actifs (y compris les immeubles) de gré à gré.	2 Liquidation is carried out by the Board of Directors, unless the general meeting appoints other liquidators. The liquidation of the Company shall be in accordance with the law. The liquidators may sell assets (including immovable property) at its discretion.

3 L’actif disponible, après paiement des dettes, est réparti entre les actionnaires conformément à leurs participations respectives, déterminées en fonction de la valeur nominale.	3 After the clearance of debts, the assets will be distributed among the shareholders in proportion to their respective shares, determined according to par value.

IX. Publications, communications et convocations	IX. Notices, announcements and convening of meetings

Article 31	Article 31

1 La feuille officielle suisse du commerce est l’organe de publication de la Société. Le conseil d’administration peut désigner des organes de publication supplémentaires.	1 The Company’s organ of publication is the Swiss Commercial Gazette. The Board is authorized to designate additional publication organs.

2 Les communications de la Société aux actionnaires se font par publication dans la feuille officielle suisse du commerce ou, pour les actionnaires nominatifs, par courrier simple à l’adresse de l’actionnaire inscrite en dernier dans le registre des actions.	2 Communications of the Company to shareholders shall be by publication in the Swiss Commercial Gazette or, for registered shareholders, by ordinary mail to the last address entered in the shareholder register.

Article 32	Article 32

1 Dans le cadre de l’augmentation ordinaire du capital du 13 septembre 2013, la Société reprend de Pierrel S.p.A, avec siège à Milan, Italie - selon le contrat d’apport en nature du 13 septembre 2013 - 742’574 actions nominatives d’une valeur nominale de CHF 1 chacune de Pierrel Research International AG, avec siège à Thalwil, pour un prix et une valeur de EUR 26.68 (arrondi) chacune, au total EUR 19’808’805.11 (arrondi), mais au moins équivalant à CHF 0.01 par action, pour lesquelles 232’045’803 actions nominatives entièrement libérées d’une valeur nominale de CHF 0.01 chacune reviennent à l’apporteuse.	1 According to the ordinary share capital increase of 13 September 2013 and the contribution in kind agreement of 13 September 2013 the Company takes over from Pierrel S.p.A., having its registered office in Milan, Italy, 742’574 registered shares with a nominal value of CHF 1 each in PRINT at a price and value of each EUR 26.68 (rounded), in total EURO 19’808’805.11, at least however, when converted, CHF 0.01 for each share, for which Pierrel S.p.A., as consideration, receives 232’045’803 fully paid-in registered shares of the Company, with nominal value of CHF 0.01.

2 Dans le cadre de l’augmentation ordinaire du capital du 13 septembre 2013, la Société reprend de Fin Posillipo S.p.A, avec siège à Milan, Italie—selon le contrat d’apport en nature du 13 septembre 2013—231’549 actions nominatives d’une valeur nominale de CHF 1 chacune de Pierrel Research International AG, avec siège à Thalwil, pour un prix et une valeur de EUR 26.68 (arrondi) chacune, au total EUR 6’176’770.28 (arrondi), mais au moins équivalant à CHF 0.01 par action, pour lesquelles 72’356’405 actions nominatives entièrement libérées d’une valeur nominale de CHF 0.01 chacune reviennent à l’apporteuse.	2 According to the ordinary share capital increase of 13 September 2013 and the contribution in kind agreement of 13 September 2013 the Company takes over from Fin Posillipo S.p.A., having its registered office in Milan, Italy, 231’549 registered shares with a nominal value of CHF 1 each in PRINT at a price and value of each EUR 26.68 (rounded), in total EUR 6’176’770.28, at least however, when converted, CHF 0.01 for each share, for which Fin Posillipo S.p.A., as consideration, receives 72’356’405 fully paid-in registered shares of the Company, with nominal value of CHF 0.01.

Article 33	Article 33

Dans le cadre de l’augmentation ordinaire du capital du 14 juillet 2016, la Société reprend des apporteurs suivants—selon les contrats d’apport en nature du 24 juin 2014—208’163 actions nominatives d’une valeur nominale de CHF 1 chacune de Relief Therapeutics SA, avec siège à Genève, pour une valeur totale de CHF 11’969’372.50, pour lesquelles 1’196’937’250 actions nominatives de la Société entièrement libérées d’une valeur nominale de CHF 0.01 chacune sont émises à une valeur de CHF 0.04 chacune en faveur des apporteurs.	According to the ordinary share capital increase of 14 July 2016 and the contribution in kind agreements of 24 June 2016, the Company takes over from the following investors 208‘163 registered shares with a nominal value of CHF 1 each in Relief Therapeutics SA in Geneva, at a total value CHF 11’969’372.50, for which 1’196’937’250 fully paid-in registered shares in the Company with a par value of CHF 0.01 each will be issued at a value of CHF 0.04 each.

Apporteur / Investor		Apport en nature /Investment	Actions /Shares	Valeur / Value
GEM Global Yield Fund LLC S.C.S.	Luxemburg - Luxemburg	106’163	610‘437‘250	6‘104‘372.50
Michel Dreano	F-74106 Collonges sous Salève	34‘000	195‘500‘000	1‘955‘000
Django Trading Sàrl	CH-1400 Yverdon-Les-Bains	34‘000	195‘500‘000	1‘955‘000
Yves Sagot	F-74160 Beaumont	34’000	195‘500‘000	1‘955‘000
Total		208‘163	1’196’937’250	11’969’372.50

Article 34	Article 34

En cas de divergences entre la version française et la traduction anglaise des présents statuts, la version française fait foi.	In case of any discrepancies between the French version of these articles of association and the English translation, the French version shall prevail.

STATUTS ACTUELLEMENT EN VIGUEUR CERTIFIES CONFORMES, dûment mis à jour suite à la decision d’augmentation du capital-actions prise par le Conseil d’administration en date due 28 janvier 2022. Genève, le 28 janvier 2022.

BY-LAWS CURRENTLY IN FORCE AND CERTIFIED IN COMPLIANCE, duly updated following the decision to increase the share capital taken by the Board of Directors on January 28, 2022. Geneva, January 28, 2022.

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